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                                                                      Ex-99.1(b)

                        MERRILL LYNCH EQUITY FUND, INC.

                             ARTICLES OF AMENDMENT

        Merrill Lynch Equity Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

        FIRST: The charter of the Corporation as hereby amended by striking out
Article II of the Articles of Incorporation and inserting in lieu thereof the following:

                                   Article II
                                      NAME

        The name of the Corporation is "Merrill Lynch Fundamental Growth Fund, Inc."

        SECOND: The Board of Directors of the Corpoation at a meeting held on July 7, 1992 duly adopted a resolution in which was set forth the foregoing amendment to the charter.

        THIRD: The remaining Articles of the charter shall remain in full force and effect.

        FOURTH: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised, approved and adopted
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by the board of directors of the Corporation there being no stock outstanding or subscribed for at the time of approval.

        FIFTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

        IN WITNESS WHEREOF, the officers of Merrill Lynch Equity Fund, Inc. who executed on behalf of said corporation these Articles of Amendment hereby acknowledge, in the name and on behalf of said corporation, these Articles of Amendment to be the corporate act of said corporation and further certify, under the penalties of perjury, that, to the best of their knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, all on this 7th day of July, 1992.


                                                Merrill Lynch Equity Fund, Inc.


                                                     /s/ PHILIP L. KIRSTEIN
                                                -------------------------------
                                                         Philip L. Kirstein
                                                             President



Attest:




/s/ MICHAEL J. HENNEWINKEL
----------------------------
    Michael J. Hennewinkel
        Secretary